Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 3, 2006 accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2005 and incorporated by reference in the Registration Statement on Form S-3 (File No. 333-127961) effective August 30, 2005 and the Prospectus Supplement dated May 8, 2006 of Atlas Pipeline Partners, L.P. We hereby consent to the incorporation of said reports in the Registration Statement and Prospectus Supplement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
May 8, 2006